Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS NAMES GREGORY L. PROBERT EXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS; KRISTINE F. HUGHES TO BECOME VICE CHAIRMAN OF THE BOARD OF DIRECTORS

LEHI, Utah, December 13, 2012 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today announced that Gregory L. Probert, currently Executive Vice Chairman, has been appointed to Executive Chairman of the Board of Directors, and Kristine F. Hughes, currently Co-Founder and Chairman, will become Vice Chairman of the Board of Directors, both effective January 1, 2013.  Michael D. Dean will continue to serve as Chief Executive Officer and a member of the Board.

Ms. Hughes stated “I have never been more optimistic about the company’s future.  I have been involved in overseeing the growth of this company as an officer or director for over 30 years, and I believe that this is a positive and natural board re-alignment as we prepare for the future growth of the company.  Along with strong leadership skills and broad executive experience in numerous consumer-oriented businesses, Greg brings valuable direct selling experience, having previously helped guide Herbalife to great success as its President and COO.  I look forward to continuing to work with Greg in his new role and with the rest of the board, and will continue to actively bring my experience and insight as a founder through my new role as Vice Chairman.”

Mr. Probert added “I am very honored and excited about assuming the Chairmanship of Nature’s Sunshine Products, Inc.  I would like to thank Kristine for her many years of service as founder, director and Chairman of the company and I look forward to continuing to work closely with her in her role as Vice Chairman. I share Kristine’s optimism about the company’s strong future and I look forward to working with the management team and distributors as we continue to build upon our 40 year history of helping people live healthier and happier lives.”

About Gregory L. Probert

Prior to his appointment to Executive Vice Chairman in June 2011, Mr. Probert served as an independent consultant to the Company since 2010. Previously, he was Chairman of the Board and Chief Executive Officer of Penta Water Company, President and Chief Operating Officer of Herbalife International of America, Chief Executive Officer of DMX Music and Executive Vice President of Worldwide Home Entertainment at the Walt Disney Company. Mr. Probert received his B.A. from the University of Southern California in 1979.

About Kristine F. Hughes

Kristine Hughes co-founded Hughes Development Corporation in 1972, the predecessor to Nature’s Sunshine Products, Inc., and has served as an officer or director of the Company and its predecessors since 1980. Ms. Hughes is the spouse of Eugene L. Hughes, another Company founder and a director emeritus.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 600,000 independent distributors in more than 40 countries.  Nature’s Sunshine manufactures its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has two reportable business segments that operate under the Nature’s Sunshine Products brand and are divided based on their geographic operations in the United States (NSP United States) and in countries outside the United States (NSP International), as well as a third reportable business segment operates under the Synergy WorldWide brand. The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further reviews of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303